EXHIBIT 10.2

MORNINGSTAR, INC. INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2014)

ARTICLE 1
Statement of Purpose
The compensation policies of Morningstar, Inc. (the "Company") are intended to support the Company's overall objective of enhancing shareholder value. In furtherance of this philosophy, the Company has designed this Morningstar, Inc. Incentive Plan (the "Plan") to provide incentives for business performance, reward contributions towards goals consistent with the Company's business strategy, and enable the Company and its Affiliates to attract and retain highly qualified Employees. The Plan, as amended and restated herein, is effective January 1, 2014. Where applicable, the Bonuses payable under the Plan are intended to qualify as "performance-based compensation" under Section 162(m) of the Code.
ARTICLE 2
Definitions
The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1	"Affiliate" means any parent, subsidiary or other entity that is (directly or indirectly) controlled by, or controls, the Company.

2.2	"Board" means the Morningstar, Inc. Board of Directors.

2.3	"Bonus" means the incentive compensation determined under Section 4.4 of the Plan payable in cash.

2.4	"Bonus Pool" means an amount that may be established for the Company or a Business Unit, all or a portion of which may be allocated among the Eligible Employees of the Company or such Business Unit.

2.5	"Business Unit" means an organizational unit of business within the Company or any of its Affiliates, as identified by the Company.

2.6	"Code" means the Internal Revenue Code of 1986, as amended.

2.7
"Committee" means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee thereof. The Company intends that the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for "outside directors" under Section 162(m) and the regulations thereunder and the independence requirements of the NASDAQ Marketplace Rules or any other applicable exchange on which Morningstar, Inc.'s common equity is at the time listed, in each case as in effect from time to time.

2.8	"Company" means Morningstar, Inc.

2.9	"Covered Employee" means an Executive Officer who is a "covered employee" for purposes of Section 162(m).

2.10	"Disability" means permanent and total disability as defined in the Company's long term disability plan, or if no such plan is then in effect, as defined in Section 22(e)(3) of the Code.

2.11
"Employee" means any person employed on a full-time or part-time basis by the Company or an Affiliate in a common law employee-employer relationship. A Participant shall not cease to be an Employee for purposes of this Plan in the case of (i) any leave of absence approved by the Company or an Affiliate, or (ii) transfers between locations of the Company or among the Company, its Affiliates or any successor.

2.12	"Executive Officer" means an Employee who is an "executive officer" as defined in Rule 3b-7 promulgated under the Exchange Act.

2.13	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.14	"Participant" means an Executive Officer or Employee as described in Article 3 of this Plan.

2.15
"Performance Period" means the period for which a Bonus may be paid. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 and ending on December 31 of any year. No Bonus shall be payable under this Plan, as amended and restated as set forth herein, for a Performance Period beginning on or after January 1, 2014 unless and until the Plan has been approved by the Company's shareholders.

2.16	"Plan," except where the context clearly indicates otherwise, means the Morningstar, Inc. Incentive Plan, as stated herein and as may be amended from time to time.

2.17	"SEC" means the U.S. Securities and Exchange Commission.

2.18	"Section 162(m)" means Section 162(m) of the Code and regulations promulgated thereunder by the Secretary of the Treasury.
ARTICLE 3
Participation
An Executive Officer or other Employee of the Company or any of its Affiliates designated by the Committee individually or by classification shall be a Participant in this Plan and shall continue to be a Participant until any Bonus he may receive has been paid or forfeited under the terms of this Plan. The amount of a Participant's Bonus, if any, will be governed by Article 4.
ARTICLE 4
Incentive Bonuses

4.1
Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed); provided that the outcome is substantially uncertain at the time the Committee establishes the performance goal. The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2. Objective performance goals may also include strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to customer acquisition, business expansion, cost targets, reductions in errors and omissions, reductions in lost business, acquisitions, divestitures management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, safety, diversity and efficiency, or any combination of the foregoing. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for Morningstar, Inc., for one or more of its Affiliates, Business Units, divisions, organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more Participants or Business Units, or in any combination of the two.

4.2
Financial Measures. The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1: earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); net earnings; operating earnings or income; earnings growth; net income (absolute or competitive growth rates comparative); net income per share; cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; earnings per share; return on shareholders' equity (absolute or peer-group comparative); stock price (absolute or peer-group comparative); absolute and/or relative return on common shareholders' equity; absolute and/or relative return on capital; absolute and/or relative return on assets; economic value added (income in excess of cost of capital); customer satisfaction; expense reduction; ratio of operating expenses to operating revenues; gross revenue or revenue by pre-defined business segment (absolute or competitive growth rates comparative); revenue backlog; margins realized on delivered services; total shareholder return; dept-to-capital ratio or market share. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; changes in accounting principles or the application thereof; currency fluctuations, acquisitions, divestitures, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.

4.3
Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine, and with respect to Executive Officers certify in writing, whether the objective performance goals established for that Performance Period have been met by the respective Company, Affiliate, Business Unit, Executive Officers, Employees or otherwise subject to such performance goals, and the extent to which such performance goals may have been exceeded.

4.4
Bonus. If the Committee has determined, and with respect to Executive Officers certified in writing, that objective performance goals established for a Performance Period have been satisfied, the Committee will determine in its discretion the amount of bonuses payable by the Company. Bonus amounts determined by the Committee may be expressed as individual Bonuses payable to a Participant or as one or more Bonus Pools, all or a portion of which may be allocated as individual Bonuses to Participants employed in one or more Business Units. Such allocation may be made by the Committee or, to the extent permitted by applicable law, rule or regulation, and only with respect to Bonuses payable to Participants other than Covered Employees, by the senior executive of such Business Unit (or his or her designee) or other individuals as may be designated by the Committee.

Notwithstanding any provision of this Plan to the contrary, the Committee shall determine any Bonus payable to a Covered Employee in a manner intended to satisfy the performance-based compensation exception under Section 162(m) of the Code. As such, at the time the Committee establishes the objective performance goals for a Performance Period pursuant to Section 4.1, it shall establish a formula or standard for computing the amount of the Bonus payable to each Executive Officer, which Bonus, in the case of a Covered Employee, may be decreased, but may not be increased, in the Committee's discretion. If such Bonus is to be derived from the amount allocated to one or more Bonus Pools, then: (i) the percentage of each such Bonus Pool that may be allocated to each Covered Employee must be stated as a specified share of such Bonus Pool or stated as a formula determining such share of the Bonus Pool(s); (ii) the total of such specified shares may not exceed 100% of the relevant Bonus Pool; and (iii) any discretion exercised by the Committee to decrease the Bonus payable to any Employee under a Bonus Pool may not result in an increase of the Bonus payable to any other Covered Employee under such Bonus Pool or any other Bonus Pool that may be established for such Performance Period. In no event may a Bonus payable to a Covered Employee for any Performance Period exceed $5,000,000, which shall be proportionately increased or decreased to reflect Performance Periods that are longer or shorter, respectively, than one year.

4.5	Eligibility for Payments.
(a)    Except as otherwise provided in this Section 4.5 or as otherwise determined by the Committee, a Participant will be eligible to receive his or her Bonus only if the Participant is employed by the Company or an Affiliate continuously from the first day of the Performance Period up to and including the last day of the Performance Period.
(b)    Under Section 4.5(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer: (1) the Committee shall determine whether the leave of absence constitutes a break in continuous employment, and (2) if a Participant is on a leave of absence on the last day of the Performance Period, the Committee may require that the Participant return to active employment with the Company or an Affiliate at the end of the leave of absence as a condition of receiving the Bonus or payment. Any determination as to a Participant's eligibility for a Bonus or payment under this Section 4.5(b) may be deferred for a reasonable period after such Participant's return to active employment.

    (c)    The Committee may determine, in its sole discretion, that a Bonus will be payable pro-rata for a Participant who either becomes an Employee during the Performance Period or terminates his or her employment with the Company or an Affiliate during the Performance Period.

4.6	Payment or Deferral of the Bonus.
(a)    As soon as practicable after the amount of a Participant's Bonus is determined under Section 4.4, the Company shall pay the portion of the Bonus to the Participant that is not otherwise deferred under this Section 4.6. Payments under the Plan shall be made on or before the date that is 2½ months after the end of the calendar year which includes the end of the Performance Period. The Company shall deduct from any Bonus, any applicable Federal, state and local income and employment taxes, and any other amounts that the Company is otherwise required to deduct. Any payment attributable to a deceased Participant shall be made to the beneficiary designated in the Company's qualified 401(k) plan or, if no beneficiary is so designated, to his or her spouse or, if none, to his or her estate.
(b)    Subject to the Committee's approval and applicable law, Participants may request that payments of a Bonus be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election prior to or, as permitted, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement.
ARTICLE 5
Administration

5.1
General Administration and Delegation of Authority. This Plan shall be administered by the Committee, subject to such requirements for review and approval or ratification by the Board as the Board may establish. As permitted by applicable law and the Company, and subject to the application of Section 162(m) of the Code, the Committee may delegate any of its duties and authority under the Plan.

5.2
Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3	Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

5.4
Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus paid hereunder.

5.5
Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on Morningstar, Inc. and its Affiliates and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.

ARTICLE 6
Amendments; Termination
This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the shareholders of Morningstar, Inc. if such approval is necessary to qualify Bonuses as performance-based compensation under Section 162(m), or otherwise under Treasury or SEC regulations, the NASDAQ Marketplace Rules or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment.

ARTICLE 7
Other Provisions

7.1
Bonuses Not Assignable. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.2
Participant's Rights. The right of any Participant to receive any Bonus granted or allocated to such Participant pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus or portion of a Bonus Pool for a Performance Period because of a Participant’s participation in this Plan for any prior Performance Period or employment during such Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another Participant to similar or uniform treatment under the Plan.

7.3
Termination of Employment. The Company and its Affiliates retain the right to terminate the employment of any Participant or other Employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right.

7.4
Exclusion from Benefits. Bonuses under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company or its Affiliates unless specifically included as compensation in such plan.

7.5
Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Morningstar, Inc.'s business or assets, shall assume Morningstar, Inc.'s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Morningstar, Inc. would be required to perform if no such succession had taken place.

7.6
Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Illinois, except to the extent that such law is preempted by Federal law.

7.7
Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.8
Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.

7.9
Offsets. The Company and its Affiliates shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant's death).

7.10
Dispute Resolution. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan, regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party describing the facts and claims for each claim. Written notice shall be provided within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint, unless the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney's or representative's fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys' fees, the arbitrator may award costs and reasonable attorneys' fees as provided by such statute.

7.11
Section 409A. All Bonuses paid hereunder are intended to be "short-term deferrals" that are exempt from Section 409A of the Code and the applicable regulations and guidance thereunder. The Plan shall be administered and interpreted consistently with such intent.

7.12
Clawback.  Notwithstanding any provision in the Plan to the contrary, the payments provided under the Plan shall be subject to a clawback to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.